Joint Filing Information

Name:	NWJ Apartment Holdings Corp.

Address:	C/O NWJ Companies
9 E. 40th Street
New York, New York 10016

Issuer & Ticker Symbol: Wilshire Enterprises Inc. (AMEX: WOC)

Date of Event Requiring Filing: June 13, 2008

Signature:	/s/ Nickolas W. Jekogian III
Name: Nickolas W. Jekogian III
Title: President